EXHIBIT 99.1

Contacts:               LaDuane Clifton, The LGL Group, Inc.:                                                                     (407) 298-2000
Email: lclifton@lglgroup.com

The LGL Group, Inc. Reports Second Quarter 2011 Pre-Tax Earnings of $540,000;
Second Quarter 2011 Revenues of $9,646,000

Second Quarter 2011 Pre-Tax Diluted Earnings per Share of $0.21

ORLANDO, FL, August 3, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced results for the quarter ended June 30, 2011.

Total revenues for the three months ended June 30, 2011, were $9,646,000, a decrease of 23.0% from revenues of $12,535,000 for the three months ended June 30, 2010.  Net income for the three months ended June 30, 2011, was $346,000, compared with $2,177,000 for the same period in 2010.  Diluted earnings per share were $0.13 for the three months ended June 30, 2011, compared with diluted earnings per share of $0.97 for the same period in 2010.  The decreases in revenue and net income primarily were the result of reduced order activity for the Military, Instrumentation, Space and Avionics (“MISA”) market segment due to uncertainty related to government budget and spending cycles, and secondarily, the fact that the Company had de minimis tax expense in 2010 due to a full valuation allowance against its deferred tax assets.  Pre-tax earnings for the three months ended June 30, 2011, were 540,000, compared to $2,275,000 for the same period in 2010, and diluted pre-tax earnings per share were $0.21 for the three months ended June 30, 2011, compared to $1.01 for the same period in 2010.  The decreases in diluted pre-tax earnings per share and diluted earnings per share were also attributed to the 16.5% increase in the weighted average number of shares outstanding, which was 2,617,260 as of June 30, 2011, compared to 2,245,970 as of June 30, 2010.  The increase in the weighted average number of shares outstanding is due primarily to the additional 350,000 shares sold by the Company in its public offering completed in February 2011.

Total revenues for the six months ended June 30, 2011, were $18,666,000, a decrease of 19.7% from revenues of $23,236,000 for the comparable period in 2010.  Pre-tax earnings for the six months ended June 30, 2011, were 920,000, compared to $3,369,000 for the same period in 2010.  Net income for the six months ended June 30, 2011, was $587,000, compared with $3,243,000 for the comparable period in 2010.  Diluted earnings per share for the six months ended June 30, 2011, were $0.23 compared with $1.44 for the same period in 2010.

Greg Anderson, LGL’s President and Chief Executive Officer, said, “In spite of weakness in the MISA market segment, which is being felt by many suppliers to this segment, we continue to generate earnings, extending our trend to seven consecutive quarters.  We are controlling structural spending, as well as fighting to gain market share and add to our preferred supplier positions, so that improvements in the business cycle will lead to new growth.”

Order Backlog at $12.1 Million as of June 30, 2011

The Company’s backlog decreased modestly to $12,093,000 as of June 30, 2011, a decrease of 1.2% compared to the backlog of $12,238,000 as of March 31, 2011.  The decrease in backlog was due primarily to a decrease in repeat orders from existing customers in the MISA market segment during the quarter, offset by sustaining demand in the Telecom market segment.

Mr. Anderson noted, “Our customer positions remain very strong across our target market segments, in spite of the continuing uncertainty related to government budget and spending cycles.  However, the Company is continuing to invest in product development activities which we believe will expand our product portfolio and lead to new selling opportunities with both existing and new customers.”  Mr. Anderson added, “We expect that our investments will bring growth in both revenue and earnings during the next two years.”

Gross Margins of 31.8%; Cash from Operations of $1.7 Million

The Company had gross margins of 31.8% for the three months ended June 30, 2011, compared to 36.3% for the same period in 2010.  The decrease was primarily due to spreading fixed costs over reduced revenues compared to the same period in 2010.  Mr. Anderson noted, “Our management team continues to monitor closely variable costs and maintain structural cost discipline, so that our cost structure remains aligned with revenue levels.”

In addition, the Company generated $1,733,000 in cash from operations for the six months ended June 30, 2011, compared to $808,000 for the same period in 2010.  Cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable, improved to $9,179,000 at June 30, 2011, compared to $9,696,000 at December 31, 2010.  The decrease in cash-adjusted working capital reflects a reduction in accounts receivable, offset by an increase in inventories and trade accounts payable.

Total cash and cash equivalents as of June 30, 2011 was $10,985,000 compared to $11,052,000 as of March 31, 2011.  The decrease is due to an increase in cash provided from operating activities of $590,000 for the three months ended June 30, 2011, offset by the Company’s additional use of cash in investing activities during the three months ended June 30, 2011, of $597,000 for expansion of equipment and facilities for new product development, and investment in software to replace the Company’s existing enterprise resource planning systems, and by scheduled principal and interest payments on long-term debt of $60,000 for the three months ended June 30, 2011.  Total debt as of June 30, 2011, was $536,000 compared to $669,000 at December 31, 2010.

Mr. Anderson said, “The Company made a significant stride forward by entering into a new banking relationship with J.P. Morgan Chase Bank.  We increased our total bank lines of credit to $6,500,000, and established a new treasury platform to support the global operations of our subsidiaries.”  Mr. Anderson added, “Our balance sheet has grown stronger, and we have added capital flexibility, which positions the Company for successful execution of our strategic framework for profitable growth.”

Investor’s Conference Call Scheduled for Thursday, August 4, 2011, at 10:30 A.M. Eastern Time

An investor conference call is scheduled for Thursday, August 4, 2011, at 10:30 a.m. Eastern Time.  The purpose of the call is to discuss the Company’s second quarter 2011 earnings results, current business activities and strategy.  The Company’s President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 895-1241 for domestic callers and (785) 424-1056 for international callers.  The conference ID is LGLIR805.

Presentation materials will be available on the LGL website on Wednesday, August 3, 2011, by 6:00 p.m. Eastern Time at www.lglgroup.com.  Participants are invited to “attend” the online meeting using Conferencing Center LIVE.  To attend the event, participants are asked to copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.  The meeting ID is: LGLIR805; the entry code is: attend.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

REVENUES	$ 9,646	$ 12,535	$ 18,666	$ 23,236
Cost and expenses:
Manufacturing cost of sales	6,583	7,990	12,661	15,038
Engineering, selling and administrative	2,499	2,194	5,058	4,643
Total Cost and Expenses	9,082	10,184	17,719	19,681
OPERATING INCOME	564	2,351	947	3,555
Total Other Expense	(24)	(76)	(27)	(186)
INCOME BEFORE INCOME TAXES	540	2,275	920	3,369
Income tax provision	(194)	(98)	(333)	(126)

NET INCOME	$ 346	$ 2,177	$ 587	$ 3,243

Weighted average number of shares used in basic and diluted EPS calculation	2,617,260	2,245,970	2,549,580	2,244,851

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$ 0.13	$ 0.97	$ 0.23	$ 1.44

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	June 30, 2011	December 31, 2010 (A)
ASSETS
Cash and cash equivalents	$ 10,985	$ 4,147
Accounts receivable, less allowances of $148 and $161, respectively	5,190	5,782
Inventories	6,869	5,947
Deferred taxes	1,295	1,295
Prepaid expenses and other current assets	310	317
Total current assets	24,649	17,488
Property, plant and equipment, net	4,658	3,828
Other assets	2,111	2,409
Total assets	$ 31,418	$ 23,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$ 5,351	$ 4,659
Long-term debt, net of current portion	201	370
Total Liabilities	5,552	5,029
Stockholders’ Equity	25,866	18,696
Total Liabilities and Stockholder’s Equity	$ 31,418	$ 23,725

(A)
The Condensed Consolidated Balance Sheet as of December 31, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Net Income to Non-GAAP Pre-Tax Earnings for the Three and Six Months ended June 30, 2011 and 2010

For the three months ended:	June 30, 2011		June 30, 2010
	Dollars (000’s)	Amounts Per Share	Dollars (000’s)	Amounts Per Share

Net income and diluted earnings per share	$ 346	$ 0.13	$ 2,177	$ 0.97
Income tax provision	194	0.07	98	0.04
Pre-tax earnings and pre-tax earnings per share	$ 540	$ 0.21	$ 2,275	$ 1.01

Weighted average number of shares used in basic and diluted EPS calculation.	2,617,260		2,245,970

For the six months ended:	June 30, 2011		June 30, 2010
	Dollars (000’s)	Amounts Per Share	Dollars (000’s)	Amounts Per Share

Net income and diluted earnings per share	$ 587	$ 0.23	$ 3,243	$ 1.44
Income tax provision	333	0.13	126	0.06
Pre-tax earnings and pre-tax earnings per share	$ 920	$ 0.36	$ 3,369	$ 1.50

Weighted average number of shares used in basic and diluted EPS calculation.	2,549,580		2,244,851